Filed Pursuant to Rule 424(b)(2) Registration No. 333-169119

The information in this preliminary pricing supplement is not complete and may be changed. This preliminary pricing supplement and the accompanying prospectus and prospectus supplement do not constitute an offer to sell these securities, and we are not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Subject to Completion. Dated July 2, 2013

Pricing Supplement to the Prospectus dated August 31, 2010, to the Prospectus Supplement dated May 27, 2011, and the Index Supplement dated May 31, 2011.

Barclays Bank PLC

$

Leveraged Buffered iShares® MSCI Emerging Markets Index Fund-Linked Global Medium-Term Notes,

Series A, due

E-8029

The notes will not bear interest. The amount that you will be paid on your notes on the stated maturity date (expected to be the third scheduled business day after the determination date) is based on the performance of the iShares® MSCI Emerging Markets Index Fund (which we refer to as the index fund or underlier) as measured from the trade date to and including the determination date (expected to be between 19 and 21 months after the trade date). If the final underlier level (defined below) on the determination date is greater than the initial underlier level (set on the trade date and is expected to be the closing level of the underlier on the trade date), the return on your notes will be positive, subject to the maximum settlement amount (expected to be between $1,220.00 and $1,250.00 for each $1,000 face amount of your notes), and will be calculated in the manner set forth below. If the final underlier level declines by up to 12.50% from the initial underlier level, you will receive the face amount of your notes. If the final underlier level declines by more than 12.50% from the initial underlier level, the return on your notes will be negative. You could lose your entire investment in the notes. Any payment on the notes is subject to the credit risk of Barclays Bank PLC.

To determine your payment at maturity, we will calculate the underlier return, which is the percentage increase or decrease in the final underlier level from the initial underlier level. On the stated maturity date, for each $1,000 face amount of your notes, you will receive an amount in cash equal to:

•

if the underlier return is positive (the final underlier level is greater than the initial underlier level), the sum of (i) $1,000 plus (ii) the product of (a) $1,000 times (b) 1.3 times (c) the underlier return, subject to the maximum settlement amount;

•	if the underlier return is zero or negative but not below -12.50% (the final underlier level is equal to or less than the initial underlier level but not by more than 12.50%), $1,000; or

•

if the underlier return is negative and is below -12.50% (the final underlier level is less than the initial underlier level by more than 12.50%), the sum of (i) $1,000 plus (ii) the product of (a) approximately 1.1429 times (b) the sum of the underlier return plus 12.50% times (c) $1,000. You will receive less than $1,000.

The return on your notes is linked to the performance of the iShares® MSCI Emerging Markets Index Fund, and not to the performance of the MSCI Emerging Markets Index (which we refer to as the underlying index) on which the index fund is based. Although the index fund seeks results that correspond generally to the performance of the underlying index, the index fund follows a strategy of “representative sampling,” which means the index fund’s holdings do not identically correspond to the holdings and weightings of the underlying index, and may significantly diverge from the underlying index. Although the index fund generally invests at least 90% of its assets in some of the same securities as those contained in the underlying index and in depositary receipts representing the same securities as those contained in the underlying index, it does not hold all of the securities underlying the underlying index and may invest the remainder in securities that are not contained in the underlying index, or in other types of investments. Additionally, when the index fund purchases securities not held by the underlying index, the index fund may be exposed to additional risks, such as counterparty credit risk or liquidity risk, to which the underlying index components are not exposed. Therefore, your investment in the index fund will not directly track the performance of the underlying index and there may be significant variation between the performance of the index fund and the underlying index on which it is based.

Because we have provided only a brief summary of the terms of your notes above, you should read the detailed description of the terms of the notes found in “Summary Information” on page PS-2 in this pricing supplement.

Your investment in the notes involves certain risks, including among other things, our credit risk. See “Risk Factors” beginning on page S-6 of the accompanying prospectus supplement; and the “Additional Risk Factors Specific to Your Notes” on page PS-12 of this pricing supplement so that you may better understand those risks.

	Initial Issue Price†	Price to Public	Agent’s Commission‡	Proceeds to Barclays Bank PLC
Per Note	$1,000	100%	0.00%	100%
Total	$[—]	$[—]	$[—]	$[—]

†	Our estimated value of the notes on the trade date, based on our internal pricing models, is expected to be between $968.70 and $990.00 per Note. The estimated value is expected to be less than the initial issue price of the notes. See “Additional Information Regarding Our Estimated Value of the notes” on page PS-3 of this pricing supplement.
‡	Investors that hold their notes in fee-based advisory or trust accounts may be charged fees by the investment advisor or manager of such account based on the amount of assets held in those accounts, including the notes.

The notes will not be listed on any U.S. securities exchange or quotation system. Neither the Securities and Exchange Commission nor any other state securities commission has approved or disapproved of these securities or determined that this pricing supplement is truthful or complete. Any representation to the contrary is a criminal offense.

The notes constitute our direct, unconditional, unsecured and unsubordinated obligations and are not deposit liabilities of Barclays Bank PLC and are not insured by the U.S. Federal Deposit Insurance Corporation or any other governmental agency of the United States, the United Kingdom or any other jurisdiction.

Barclays Bank PLC may use this pricing supplement in the initial sale of the notes. In addition, Barclays Capital Inc. or any other affiliate of Barclays Bank PLC may use this pricing supplement in a market-making transaction in a note after its initial sale. Unless Barclays Bank PLC or its agent informs the purchaser otherwise in the confirmation of sale, this pricing supplement is being used in a market-making transaction.

Pricing Supplement dated July    , 2013

SUMMARY INFORMATION

This pricing supplement should be read in conjunction with the accompanying prospectus dated August 31, 2010, as supplemented by the accompanying prospectus supplement dated May 27, 2011 and the accompanying index supplement dated May 31, 2011 relating to our Global Medium-Term Notes, Series A, of which these notes are a part. This pricing supplement, together with the documents listed below, contains the terms of the notes and supersedes all prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth under “Risk Factors” in the accompanying prospectus supplement and “Additional Risk Factors Specific to Your Notes” on page PS-11 of this pricing supplement, as the notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the notes.

You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

•	Prospectus dated August 31, 2010:

http://www.sec.gov/Archives/edgar/data/312070/000119312510201448/df3asr.htm

•	Prospectus Supplement dated May 27, 2011:

http://www.sec.gov/Archives/edgar/data/312070/000119312511152766/d424b3.htm

•	Index Supplement dated May 31, 2011:

http://www.sec.gov/Archives/edgar/data/312070/000119312511154632/d424b3.htm

Our SEC file number is 1-10257. As used in this pricing supplement, the “Company,” “we,” “us,” or “our” refers to Barclays Bank PLC.

We refer to the notes we are offering by this pricing supplement as the “offered notes” or the “notes”. Each of the notes has the terms described below.

ADDITIONAL INFORMATION REGARDING OUR ESTIMATED VALUE OF THE NOTES

The final terms for the notes will be determined on the date the notes are initially priced for sale to the public (the “trade date”) based on prevailing market conditions on the trade date, and will be communicated to investors either orally or in a final pricing supplement.

Our internal pricing models take into account a number of variables and are based on a number of subjective assumptions, which may or may not materialize, typically including volatility, interest rates, and our internal funding rates. Our internal funding rates (which are our internally published borrowing rates based on variables such as market benchmarks, our appetite for borrowing, and our existing obligations coming to maturity) may vary from the levels at which our benchmark debt securities trade in the secondary market. Our estimated value on the trade date is based on our internal funding rates. Our estimated value of the notes may be lower if such valuation were based on the levels at which our benchmark debt securities trade in the secondary market.

Our estimated value of the notes on the trade date is expected to be less than the initial issue price of the notes. The difference between the initial issue price of the notes and our estimated value of the notes is expected to result from several factors, including any sales commissions expected to be paid to Barclays Capital Inc. or another affiliate of ours, any selling concessions, discounts, commissions or fees expected to be allowed or paid to non-affiliated intermediaries, the estimated profit that we or any of our affiliates expect to earn in connection with structuring the notes, the estimated cost which we may incur in hedging our obligations under the notes, and estimated development and other costs which we may incur in connection with the notes.

Our estimated value on the trade date is not a prediction of the price at which the notes may trade in the secondary market, nor will it be the price at which Barclays Capital Inc. may buy or sell the notes in the secondary market. Subject to normal market and funding conditions, Barclays Capital Inc. or another affiliate of ours intends to offer to purchase the notes in the secondary market but it is not obligated to do so.

Assuming that all relevant factors remain constant after the trade date, the price at which Barclays Capital Inc. may initially buy or sell the notes in the secondary market, if any, and the value that we may initially use for customer account statements, if we provide any customer account statements at all, may exceed our estimated value on the trade date for a temporary period expected to be approximately three months after the initial issue date of the notes because, in our discretion, we may elect to effectively reimburse to investors a portion of the estimated cost of hedging our obligations under the notes and other costs in connection with the notes which we will no longer expect to incur over the term of the notes. We made such discretionary election and determined this temporary reimbursement period on the basis of a number of factors, including the tenor of the notes and any agreement we may have with the distributors of the notes. The amount of our estimated costs which we effectively reimburse to investors in this way may not be allocated ratably throughout the reimbursement period, and we may discontinue such reimbursement at any time or revise the duration of the reimbursement period after the initial issue date of the notes based on changes in market conditions and other factors that cannot be predicted.

We urge you to read “Additional Risk Factors Specific to Your Notes” beginning on page PS-12 of this pricing supplement.

You may revoke your offer to purchase the notes at any time prior to the trade date. We reserve the right to change the terms of, or reject any offer to purchase, the notes prior to their trade date. In the event of any changes to the terms of the notes, we will notify you and you will be asked to accept such changes in connection with your purchase. You may also choose to reject such changes in which case we may reject your offer to purchase.

KEY TERMS

Issuer: Barclays Bank PLC

Index Fund or Underlier: iShares® MSCI Emerging Markets Index Fund (Bloomberg symbol, “EEM UP<Equity>”)

Underlying index: MSCI Emerging Markets Index, as maintained and published by MSCI Inc. (“MSCI”)

Specified currency: U.S. dollars (“$”)

Face amount: each note will have a face amount of $1,000; $         in the aggregate for all the offered notes

Purchase at amount other than face amount: the amount we will pay you at the stated maturity date for your notes will not be adjusted based on the issue price you pay for your notes, so if you acquire notes at a premium (or discount) to face amount and hold them to the stated maturity date, it could affect your investment in a number of ways. The return on your investment in such notes will be lower (or higher) than it would have been had you purchased the notes at face amount. Also, the stated buffer level would not offer the same measure of protection to your investment as would be the case if you had purchased the notes at face amount. Additionally, the cap level would be triggered at a lower (or higher) percentage return than indicated below, relative to your initial investment. See “Additional Risk Factors Specific to Your Notes—If You Purchase Your Notes at a Premium to Face Amount, the Return on Your Investment Will Be Lower Than the Return on Notes Purchased at Face Amount and the Impact of Certain Key Terms of the Notes Will be Negatively Affected” on page PS-11 of this pricing supplement.

Cash settlement amount (on the stated maturity date): for each $1,000 face amount of your notes, we will pay you on the stated maturity date an amount in cash equal to:

•	if the final underlier level is greater than or equal to the cap level, the maximum settlement amount;

•

if the final underlier level is greater than the initial underlier level but less than the cap level, the sum of (1) $1,000 plus (2) the product of (i) $1,000 times (ii) the upside participation rate times (iii) the underlier return;

•	if the final underlier level is equal to or less than the initial underlier level but greater than or equal to the buffer level, $1,000; or

•

if the final underlier level is less than the buffer level, the sum of (1) $1,000 plus (2) the product of (i) $1,000 times (ii) the buffer rate times (iii) the sum of the underlier return plus the buffer amount

Initial underlier level (to be set on the trade date):     , the closing level of the underlier on the trade date

Final underlier level: the closing level of the underlier on the determination date, subject to adjustment in limited circumstances as provided under “Reference Asset—Exchange-Traded Funds—Adjustments Relating to Securities with the Reference Asset Comprised of an Exchange-Traded Fund or Exchange-Traded Funds” on page S-96 of the accompanying prospectus supplement; and subject to market disruption events as described under “Reference Assets—Exchange Traded Funds—Market Disruption Events for Securities with the Reference Asset Comprised of Shares or Other Interests in an Exchange-Traded Fund or Exchange-Traded Funds Comprised of Equity Securities” on page S-93 of the accompanying prospectus supplement.

Underlier return: the quotient of (1) the final underlier level minus the initial underlier level divided by (2) the initial underlier level, expressed as a percentage

Upside participation rate: 130.00%

Cap level (to be set on the trade date): expected to be between approximately 116.92% and 119.23% of the initial underlier level

Maximum settlement amount (to be set on the trade date): expected to be between $1,220.00 and $1,250.00

Buffer level: 87.50% of the initial underlier level

Buffer amount: 12.50%

Buffer rate: the quotient of the initial underlier level divided by the buffer level, which equals approximately 114.29%

Trade date:

Original issue date (settlement date): expected to be five scheduled business days following the trade date

Stated maturity date (to be set on the trade date): a specified date that is expected to be the third scheduled business day after the determination date, subject to postponement in the event of a market disruption event as described under “Terms of the Notes—Maturity Date” on page S-39 of the accompanying prospectus supplement and “Reference Assets—Exchange Traded Funds—Market Disruption Events for Securities with the Reference Asset Comprised of Shares or Other Interests in an Exchange-Traded Fund or Exchange-Traded Funds Comprised of Equity Securities” on page S-93 of the accompanying prospectus supplement.

Determination date (to be set on the trade date): a specified date that is expected to be between 19 and 21 months after the trade date, subject to postponement in the event of a market disruption event as described under “Reference Assets—Exchange Traded Funds—Market Disruption Events for Securities with the Reference Asset Comprised of Shares or Other Interests in an Exchange-Traded Fund or Exchange-Traded Funds Comprised of Equity Securities” on page S-93 of the accompanying prospectus supplement.

No interest: the offered notes will not bear interest.

No listing: the offered notes will not be listed on any securities exchange or interdealer quotation system.

No redemption: the offered notes will not be subject to redemption right or price dependent redemption right.

Closing level: the official closing price per share of the underlier as published at the regular weekday close of trading on that trading day as displayed on Bloomberg Professional® service page “EEM UP<Equity>” or any successor page on Bloomberg Professional® service or any successor service, as applicable. In certain circumstances, the closing price of the underlier will be based on the alternate calculation of the underlier as described under “Reference Assets—Exchange-Traded Funds—Adjustments Relating to Securities with the Reference Asset Comprised of an Exchange-Traded Fund or Exchange-Traded Funds” on page S-96 of the accompanying prospectus supplement.

Business day: any day that is a Monday, Tuesday, Wednesday, Thursday or Friday that is not a day on which banking institutions in New York City or London generally, are authorized or obligated by law or executive order to close.

Trading day: with respect to the underlier, a day, as determined by the calculation agent in its sole discretion, on which (i) the primary exchange or market of trading for shares or other interest in the underlier or the shares of any successor underlier is scheduled to be open for trading; and (ii) trading in the underlier is generally conducted on such market or exchange.

Use of proceeds and hedging: as described under “Use of Proceeds and Hedging” on page S-131 of the accompanying prospectus supplement.

Supplemental discussion of material federal income tax consequences: The material tax consequences of your investment in the notes are summarized below. The discussion below supplements the discussion under “Certain U.S. Federal Income Tax Considerations” in the accompanying prospectus supplement. Except as noted under “Non-U.S. Holders” below, this section applies to you only if you are a U.S. holder (as defined in the accompanying prospectus supplement) and you hold your notes as capital assets for tax purposes and does not apply to you if you are a member of a class of holders subject to special rules or are otherwise excluded from the discussion in the prospectus supplement (for example, if you did not purchase your notes in the initial issuance of the notes).

In the opinion of our special tax counsel, Sullivan & Cromwell LLP, it would be reasonable to treat your notes in the manner described below. This opinion assumes that the description of the terms of the notes in this pricing supplement is materially correct.

The U.S. federal income tax consequences of your investment in the notes are uncertain and the Internal Revenue Service could assert that the notes should be taxed in a manner that is different than described below. Pursuant to the terms of the notes, Barclays Bank PLC and you agree, in the absence of a change in law or an administrative or judicial ruling to the contrary, to characterize your notes as a pre-paid cash-settled executory contract with respect to the underlier. Subject to the discussion of Section 1260 below, if your notes are so treated, you should generally recognize capital gain or loss upon the sale or maturity of your notes in an amount equal to the difference between the amount you receive at such time and the amount you paid for your notes. Such gain or loss should generally be long-term capital gain or loss if you have held your notes for more than one year.

Although not entirely clear, it is possible that the purchase and ownership of the notes could be treated as a “constructive ownership transaction” with respect to the underlier that is subject to the constructive ownership rules of Section 1260 of the Internal Revenue Code. If your notes were subject to the constructive ownership rules, then any long-term capital gain that you realize upon the sale or maturity of your notes would be recharacterized as ordinary income to the extent that such long-term capital gain exceeds the amount of long-term capital gain that you would have realized had you purchased the actual number of shares of the underlier referenced by your notes on the date that you purchased your notes and sold those shares on the date of the sale or maturity of the notes (the “Excess Gain Amount”), and you would be subject to an interest charge on the deferred tax liability with respect to such Excess Gain Amount. Because, in general, the maturity payment on the notes will only reflect the appreciation or depreciation in the value of the shares of the underlier and will not be determined by reference to any short-term capital gains or ordinary income, if any, that is recognized by holders of shares of the underlier, we believe that it is more likely than not that the Excess Gain Amount should be equal to zero, and that the application of the constructive ownership rules should accordingly not have any adverse effects to you. However, it is possible that the Excess Gain Amount could be greater than zero if the Internal Revenue Service successfully asserts that the number of shares of the underlier used to determine the Excess Gain Amount should be calculated by dividing the amount you paid for your notes by the underlier share price on the date you acquired your notes, as opposed to making such determination based on the actual number of shares of the underlier that, after taking into account the upside participation rate, are effectively referenced in determining the actual return on your notes. In addition, the Excess Gain Amount could be greater than zero if you purchase your notes for an amount that is less than the principal amount of the notes or if the return on the notes is adjusted to take into account any extraordinary dividends that are paid on the shares of the underlier. Furthermore, if another exchange traded fund is substituted for the underlier, the Excess Gain Amount could be greater than zero if you would have recognized short-term capital gain if you had directly owned the underlier and sold the underlier to purchase its substitute. You should be aware that, if the notes are subject to the constructive ownership rules, the Excess Gain Amount will be presumed to be equal to all of the gain that you recognize in respect of the notes (in which case all of such gain would be recharacterized as ordinary income that is subject to an interest charge) unless you provide clear and convincing evidence to the contrary. Because the application of the constructive ownership rules to the notes is unclear, you are strongly urged to consult your tax advisor with respect to the possible application of the constructive ownership rules to your investment in the notes.

As discussed further in the accompanying prospectus supplement, the Treasury Department and the Internal Revenue Service are actively considering various alternative treatments that may apply to instruments such as the notes, possibly with retroactive effect.

For a further discussion of the tax treatment of your notes as well as possible alternative characterizations, please see the discussion under the heading “Certain U.S. Federal Income Tax Considerations—Certain Notes Treated as Forward Contracts or Executory Contracts” in the accompanying prospectus supplement. You should consult your tax advisor as to the possible alternative treatments in respect of the notes. For additional, important considerations related to tax risks associated with investing in the notes, you should also examine the discussion in “Additional Risk Factors Specific to Your Notes—The Tax Treatment of the Notes is Uncertain”, in this pricing supplement.

“Specified Foreign Financial Asset” Reporting. Under legislation enacted in 2010, owners of “specified foreign financial assets” with an aggregate value in excess of $50,000 (and in some circumstances, a higher threshold) may be required to file an information report with respect to such assets with their tax returns. “Specified foreign financial assets” generally include any financial accounts maintained by foreign financial institutions, as well as any of the following (which may include your notes), but only if they are not held in accounts maintained by financial institutions: (i) stocks and securities issued by non-U.S. persons, (ii) financial instruments and contracts held for investment that have non-U.S. issuers or counterparties and (iii) interests in foreign entities. Holders are urged to consult their tax advisors regarding the application of this legislation to their ownership of the notes.

Non-U.S. Holders. The Treasury Department has issued proposed regulations under Section 871(m) of the Internal Revenue Code which could ultimately require us to treat all or a portion of any payment in respect of your notes as a “dividend equivalent” payment that is subject to withholding tax at a rate of 30% (or a lower rate under an applicable treaty). You could also be required to make certain certifications in order to avoid or minimize such withholding obligations, and you could be subject to withholding (subject to your potential right to claim a refund from the Internal Revenue Service) if such certifications were not received or were not satisfactory. You should consult your tax advisor concerning the potential application of these regulations to payments you receive with respect to the notes when these regulations are finalized.

ERISA: as described under “Employee Retirement Income Security Act” on page S-120 of the accompanying prospectus supplement.

Supplemental plan of distribution: we will agree to sell to Barclays Capital Inc. (the “Agent”), and the Agent will agree to purchase from us, the principal amount of the notes, and at the price, specified on the cover of this pricing supplement. The Agent will commit to take and pay for all of the notes, if any are taken. The Agent proposes initially to offer the notes to the public at the original issue price set forth on the cover page of this pricing supplement.

We will deliver the notes against payment therefor in New York, New York on the fifth scheduled business day following the date of this pricing supplement and of the pricing of the notes. Under Rule 15c6-1 of the Securities Exchange Act of 1934, trades in the secondary market generally are required to settle in three business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade notes on any date prior to three business days before delivery will be required, by virtue of the fact that the notes will initially settle in five business days (T+5), to specify alternative settlement arrangements to prevent a failed settlement.

We have been advised by Barclays Capital Inc. that it intends to make a market in the notes. However, neither Barclays Capital Inc. nor any of our affiliates that makes a market is obligated to do so and any of them may stop doing so at any time without notice. No assurance can be given as to the liquidity or trading market for the notes.

Calculation agent: Barclays Bank PLC

CUSIP no.: 06741TYN1

ISIN no.: US06741TYN17

Conflicts of interest: Barclays Capital Inc. is an affiliate of Barclays Bank PLC and, as such, has a “conflict of interest” in this offering within the meaning of Rule 5121 of the Financial Industry Regulatory Authority, Inc. Consequently, the offering is being conducted in compliance with the provisions of Rule 5121. Barclays Capital Inc. is not permitted to sell notes in this offering to an account over which it exercises discretionary authority without the prior specific written approval of the account holder.

FDIC: the notes are not bank deposits and are not insured by the U.S. Federal Deposit Insurance Corporation (the “FDIC”) or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.

Supplemental Terms of the Notes

For purposes of the notes offered by this pricing supplement, all references to each of the following defined terms used in the accompany prospectus supplement and prospectus will be deemed to refer to the corresponding term used in this pricing supplement as set forth in the table below:

Prospectus Supplement Defined Term	Pricing Supplement Defined Term
Reference asset	underlier
Payment at maturity	cash settlement amount
Maturity date	stated maturity date
Maximum return	maximum settlement amount
Valuation date	determination date
Index return	underlier return
Initial price	initial underlier level
Final price	final underlier level
Initial valuation date	trade date
Scheduled trading day	trading day
Reference asset sponsor	underlier sponsor
Downside leverage factor	buffer rate

In addition, the following term used in this pricing supplement is not defined with respect to the notes in the accompany prospectus supplement and prospectus: buffer amount. Accordingly, please refer to “Key Terms” beginning on PS-2 of this pricing supplement for the definition of this term. Additionally, if information in this pricing supplement is inconsistent with the accompanying prospectus and prospectus supplement, this pricing supplement will supersede those documents.

HYPOTHECTICAL EXAMPLES

The following table and chart are provided for purposes of illustration only. They should not be taken as an indication or prediction of future investment results and are intended merely to illustrate the impact that the various hypothetical closing levels on the determination date could have on the cash settlement amount at maturity assuming all other variables remain constant.

The examples below are based on a range of final underlier levels that are entirely hypothetical; no one can predict what the closing level will be on any day throughout the life of your notes, and no one can predict what the final underlier level will be on the determination date. The underlier has been highly volatile in the past—meaning that the closing level has changed considerably in relatively short periods—and its performance cannot be predicted for any future period.

The information in the following examples reflects hypothetical rates of return on the offered notes assuming that they are purchased on the original issue date at the face amount and held to the stated maturity date. If you sell your notes in a secondary market prior to the stated maturity date, your return will depend upon the market value of your notes at the time of sale, which may be affected by a number of factors that are not reflected in the table below such as interest rates, the volatility of the underlier and our creditworthiness. In addition, assuming no changes in market conditions or our creditworthiness and any other relevant factors, the value of your notes on the trade date will, and the price you may receive for your notes may, be significantly less than the issue price. For more information on the value of your notes in the secondary market, see “Risk Factors” on page S-6 of the accompanying prospectus supplement and “Additional Risk Factors Specific to Your Notes—The Estimated Value of Your Notes Is Not a Prediction of the Prices at Which You May Sell Your Notes in the Secondary Market, if any, and Such Secondary Market Prices, If Any, Will Likely be Lower Than the Initial Issue Price of Your Notes and Maybe Lower Than the Estimated Value of Your Notes” on page PS-7 of this pricing supplement. The information in the table also reflects the key hypothetical terms and assumptions in the following box.

Key Hypothetical Terms and Assumptions
Face amount	$1,000
Upside participation rate	130.00%
Cap level	approximately 116.92% of the initial underlier level
Maximum settlement amount	$1,220.00
Buffer level	87.50% of the initial underlier level
Buffer rate	approximately 114.29%
Buffer amount	12.50%

Neither a market disruption event nor a non-trading day occurs on the originally scheduled determination date

No change in or affecting the underlier, any of the underlier stocks or the policies of the underlier’s investment advisor or the method by which the underlying index sponsor calculates the underlying index

Notes purchased on original issue date for the purchase price noted on the cover page of this pricing supplement and held to the stated maturity date

Moreover, we have not yet set the initial underlier level that will serve as the baseline for determining the underlier return and the amount that we will pay on your notes, if any, at maturity. We will not do so until the trade date. As a result, the actual initial underlier level may differ substantially from the closing level of the underlier prior to the trade date.

For these reasons, the actual performance of the underlier over the life of your notes, as well as the amount payable at maturity, if any, may bear little relation to the hypothetical examples shown below or to the historical closing levels of the underlier shown elsewhere in this pricing supplement. For information about the historical closing levels of the underlier during recent periods, see “The Underlier—Historical High, Low and Closing Levels of the Underlier” below. Before investing in the offered notes, you should consult publicly available information to determine the levels of the underlier between the date of this pricing supplement and the date of your purchase of the offered notes.

Also, the hypothetical examples shown below do not take into account the effects of applicable taxes. Because of the U.S. tax treatment applicable to your notes, tax liabilities could affect the after-tax rate of return on your notes to a comparatively greater extent than the after-tax return on the stocks that are included in the underlier.

The levels in the left column of the table below represent hypothetical final underlier levels and are expressed as percentages of the initial underlier level. The amounts in the right column represent the hypothetical cash settlement amounts, based on the corresponding hypothetical final underlier level (expressed as a percentage of the initial underlier level), and are expressed as percentages of the face amount of a note (rounded to the nearest one-thousandth of a percent). Thus, a hypothetical cash settlement amount of 100.000% means that the value of the cash payment that we would deliver for each $1,000 of the outstanding face amount of the offered notes on the stated maturity date would equal 100.000% of the face amount of a note, based on the corresponding hypothetical final underlier level (expressed as a percentage of the initial underlier level) and the assumptions noted above.

Hypothetical Final Underlier Level (as Percentage of Initial Underlier Level)	Hypothetical Cash Settlement Amount (as Percentage of Face Amount)
150.000%	122.000%
140.000%	122.000%
130.000%	122.000%
120.000%	122.000%
116.920%	122.000%
110.000%	113.000%
105.000%	106.500%
102.500%	103.250%
100.000%	100.000%
95.000%	100.000%
90.000%	100.000%
87.500%	100.000%
85.000%	97.143%
80.000%	91.429%
70.000%	80.000%
60.000%	68.571%
50.000%	57.143%
25.000%	28.571%
10.000%	11.429%
0.000%	0.000%

If, for example, the final underlier level were determined to be 25.000% of the initial underlier level, the cash settlement amount that we would deliver on your notes at maturity would be approximately 28.571% of the face amount of your notes, as shown in the table above. As a result, if you purchased your notes on the original issue date at the face amount and held them to the stated maturity date, you would lose approximately 71.429% of your investment (if you purchased your notes at a premium to face amount, you would lose a correspondingly higher percentage of your investment). In addition, if the final underlier level were determined to be 150.000% of the initial underlier level, the cash settlement amount that we would deliver on your notes at maturity would be capped at the maximum settlement amount (expressed as a percentage of the face amount), or 122.000% of each $1,000 face amount of your notes, as shown in the table above. As a result, if you purchased your notes on the original issue date and held them to the stated maturity date, you would not benefit from any increase in the final underlier level over approximately 116.920% of the initial underlier level.

The following chart also shows a graphical illustration of the hypothetical cash settlement amounts (expressed as a percentage of the face amount of your notes) that we would pay on your notes on the stated maturity date, if the final underlier level (expressed as a percentage of the initial underlier level) were any of the hypothetical levels shown on the horizontal axis. The chart shows that any hypothetical final underlier level (expressed as a percentage of the initial underlier level) of less than 87.500% (the section left of the 87.500% marker on the horizontal axis) would result in a hypothetical cash settlement amount of less than 100.000% of the face amount of your notes (the section below the 100.000% marker on the vertical axis) and, accordingly, in a loss of principal to the holder of the notes. The chart also shows that any hypothetical final underlier level (expressed as a percentage of the initial underlier level) of greater than 116.920% (the section right of the 116.920% marker on the horizontal axis) would result in a capped return on your investment.

The cash settlement amounts shown above are entirely hypothetical; they are based on closing levels for the underlier that may not be achieved on the determination date and on assumptions that may prove to be erroneous. The actual market value of your notes on the stated maturity date or at any other time, including any time you may wish to sell your notes, may bear little relation to the hypothetical cash settlement amount shown above, and these amounts should not be viewed as an indication of the financial return on an investment in the offered notes. The hypothetical cash settlement amounts on notes held to the stated maturity date in the examples above assume you purchased your notes at their face amount and have not been adjusted to reflect the actual issue price you pay for your notes. The return on your investment (whether positive or negative) in your notes will be affected by the amount you pay for your notes. If you purchase your notes for a price other than the face amount, the return on your investment will differ from, and may be significantly lower than, the hypothetical returns suggested by the above examples.

Please read “Additional Risk Factors Specific to Your Notes—Many Economic and Market Factors Will Impact the Value of the Notes” on page PS-13 of this pricing supplement.

We cannot predict the actual final underlier level or what the market value of your notes will be on any particular trading day, nor can we predict the relationship between the closing level of the underlier and the market value of your notes at any time prior to the stated maturity date. The actual amount that you will receive, if any, at maturity and the rate of return on the offered notes will depend on the actual initial underlier level, cap level and maximum settlement amount, which we will set on the trade date, and the actual final underlier level determined by the calculation agent as described above. Moreover, the assumptions on which the hypothetical returns are based may turn out to be inaccurate. Consequently, the amount of cash to be paid in respect of your notes, if any, on the stated maturity date may be very different from the information reflected in the table and chart above.

ADDITIONAL RISK FACTORS SPECIFIC TO YOUR NOTES

An investment in your notes is subject to the risks described below, as well as the risks described under the “Risk Factors” section of the prospectus supplement, including the risk factors discussed under the following headings: “Risk Factors—Risks Relating to All Securities”; “Risk Factors—Additional Risks Relating to Notes Which Are Not Characterized as Being Fully Principal Protected or Are Characterized as Being Partially Protected or Contingently Protected”; “Risk Factors—Additional Risks Relating to Notes Which Pay No Interest or Pay Interest at a Low Rate”; “Risk Factors—Additional Risks Relating to Securities with a Barrier Percentage or a Barrier Level”; and “Risk Factors—Additional Risks Relating to Securities with Reference Assets That Are Equity Securities or Shares or Other Interests in Exchange-Traded Funds, That Contain Equity Securities or Shares or Other Interests in Exchange-Traded Funds or That Are Based in Part on Equity Securities or Shares or Other Interests in Exchange-Traded Funds.” Your notes are a riskier investment than ordinary debt securities. Also, your notes are not equivalent to investing directly in the underlier stocks, i.e. the stocks comprising the underlier to which your notes are linked. You should carefully consider whether the offered notes are suited to your particular circumstances.

You May Lose Your Entire Investment in the Notes

You can lose your entire investment in the notes. The cash payment on your notes, if any, on the stated maturity date will be based on the performance of the underlier as measured from the initial underlier level set on the trade date to the closing level on the determination date (also referred to as the “final underlier level”). If the final underlier level is less than the buffer level, you will have a loss for each $1,000 of the face amount of your notes equal to the product of the buffer rate times the sum of the underlier return plus the buffer amount times $1,000. Thus, you may lose your entire investment in the notes, which would include any premium to face amount you paid when you purchased the notes.

Also, the market price of your notes prior to the stated maturity date may be significantly lower than the purchase price you pay for your notes. Consequently, if you sell your notes before the stated maturity date, you may receive far less than the amount of your investment in the notes.

The Potential for the Value of Your Notes to Increase Will Be Limited

Your ability to participate in any change in the value of the underlier over the life of your notes will be limited because of the cap level, which will be set on the trade date. The maximum settlement amount will limit the cash settlement amount you may receive for each of your notes at maturity, no matter how much the level of the underlier may rise beyond the cap level over the life of your notes. Accordingly, the amount payable for each of your notes may be significantly less than it would have been had you invested directly in the underlier.

Lack of Liquidity

The notes will not be listed on any securities exchange. Barclays Capital Inc. and other affiliates of Barclays Bank PLC intend to make a secondary market for the notes but are not required to do so, and may discontinue any such secondary market making at any time, without notice. Barclays Capital Inc. may at any time hold unsold inventory, which may inhibit the development of a secondary market for the notes. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the notes easily. Because other dealers are not likely to make a secondary market for the notes, the price at which you may be able to trade your notes is likely to depend on the price, if any, at which Barclays Capital Inc. and other affiliates of Barclays Bank PLC are willing to buy the notes. The notes are not designed to be short-term trading instruments. Accordingly, you should be able and willing to hold your notes to maturity.

Credit of Issuer

The notes are senior unsecured debt obligations of the issuer, Barclays Bank PLC, and are not, either directly or indirectly, an obligation of any third party. Any payment to be made on the notes depends on the ability of Barclays Bank PLC to satisfy its obligations as they come due and is not guaranteed by any third party. In the event Barclays Bank PLC were to default on its obligations, you may not receive any amounts owed to you under the terms of the notes.

If You Purchase Your Notes at a Premium to Face Amount, the Return on Your Investment Will be Lower Than the Return on Notes Purchased at Face Amount and the Impact of Certain Key Terms of the Notes Will be Negatively Affected

The cash settlement amount will not be adjusted based on the issue price you pay for the notes. If you purchase notes at a price that differs from the face amount of the notes, then the return on your investment in such notes held to the stated maturity date will differ from, and may be substantially less than, the return on notes purchased at face amount. If you purchase your notes at a premium to face amount and hold them to the stated maturity date the return on your investment in the notes will be lower than it would have been had you purchased the notes at face amount or a discount to face amount. In addition, the impact of the buffer level and the cap level on the return on your investment will depend upon the price you pay for your notes relative to face amount. For example, if you purchase your notes at a premium to face amount, the cap level will only permit a lower percentage increase in your investment in the notes than would have been the case for notes purchased at face amount or a discount to face amount. Similarly, the buffer level, while still providing some protection for the return on the notes, will allow a greater percentage decrease in your investment in the notes than would have been the case for notes purchased at face amount or a discount to face amount.

The Cash Settlement Amount Payable at Maturity of Your Notes is Not Based on the Level of the Underlier at Any Time Other than the Closing Level on the Determination Date

The final underlier level will be based solely on the closing level of the underlier on the determination date. Therefore, if the closing level of the underlier dropped precipitously on the determination date, the cash settlement amount at maturity, if any, that you will receive for your notes may be significantly less than it would otherwise have been had the cash settlement amount payable at maturity been linked to the level of the underlier prior to such drop. Although, the actual level of the underlier on the stated maturity date or at other times during the life of your notes may be higher than the final underlier level, you will not benefit from the closing level of the underlier at any other time other than on the determination date.

Market Disruption Events and Adjustments

The determination date, the stated maturity date and the cash settlement amount payable at maturity are subject to adjustment as described in the following sections of the accompanying prospectus supplement: “Reference Assets—Exchange Traded Funds—Market Disruption Events for Securities with the Reference Asset Comprised of Shares or Other Interests in an Exchange-Traded Fund or Exchange-Traded Funds Comprised of Equity Securities” on page S-93 of the accompanying prospectus supplement; and “Reference Assets—Exchange-Traded Funds—Adjustments Relating to Securities with the Reference Asset Comprised of an Exchange-Traded Fund or Exchange-Traded Funds” on page S-96 of the accompanying prospectus supplement.

Currency Exchange Rate Risk

Because the prices of the underlier stocks are converted into U.S. dollars for purposes of calculating the value of the underlier stocks and the underlier, your notes will be exposed to currency exchange rate risk with respect to the currencies in which the underlier stocks are denominated. Your net exposure will depend on the extent to which those currencies strengthen or weaken against the U.S. dollar and the relative weight of the underlier stocks in those currencies. If the value of the currencies in which the underlier stocks are denominated decline relative to the U.S. dollar, the net asset value of the underlier will be adversely affected, which may negatively impact the closing level of the underlier and therefore the value of and amounts payable under the notes.

Currency exchange rates may be subject to a high degree of fluctuation due to changes in interest rates, the effects of monetary policies issued by the United States, foreign governments, central banks or supranational entities, the imposition of currency controls or other national or global political or economic developments. Of particular importance to potential currency exchange risk are: existing and expected rates of inflation; existing and expected interest rate levels; the balance of payments in the component countries of the underlier stocks and the United States and between each country and its major trading partners; political, civil or military unrest in the component countries of the underlier stocks and the United States; and the extent of governmental surplus or deficit in the component countries of the underlier stocks and the United States. All of these factors are, in turn, sensitive to the monetary, fiscal and trade policies pursued by the component countries of the underlier stocks, the United States and those of other countries important to international trade and finance. For additional information regarding the underlier, see “The Underlier” on page PS-14 of this pricing supplement.

Non-U.S. Securities Markets Risks

The underlier stocks are issued by foreign companies in foreign securities markets, specifically emerging markets countries. These stocks may be more volatile and may be subject to different political, market, economic, exchange rate, regulatory and other risks which may have a negative impact on the performance of the financial products linked to the underlier, which may have an adverse effect on the notes. Also, the public availability of information concerning the issuers of the underlier stocks will vary depending on their home jurisdiction and the reporting requirements imposed by their respective regulators. In addition, the issuers of the underlier stocks may be subject to accounting, auditing and financial reporting standards and requirements that differ from those applicable to United States reporting companies.

The emerging markets countries represented by the underlier include Brazil, Chile, China, Colombia, the Czech Republic, Egypt, Hungary, India, Indonesia, South Korea, Malaysia, Mexico, Morocco, Peru, Philippines, Poland, Russia, South Africa, Taiwan, Thailand and Turkey. The economies of emerging market countries in particular face several concerns. In particular, many emerging nations are undergoing rapid institutional change, involving the restructuring of economic, political, financial and legal systems. Regulatory and tax environments may be subject to change without review or appeal. Many emerging markets suffer from underdevelopment of capital markets and tax regulation. The risk of expropriation and nationalization remains a threat. Guarding against such risks is made more difficult by low levels of corporate disclosure and unreliability of economic and financial data.

Countries with emerging markets may have relatively unstable governments, may present the risks of nationalization of businesses, restrictions on foreign ownership and prohibitions on the repatriation of assets, and may have less protection of property rights than more developed countries. The economies of countries with emerging markets may be based on only a few industries, may be highly vulnerable to changes in local or global trade conditions, and may suffer from extreme and volatile debt burdens or inflation rates. Local securities markets may trade a small number of securities and may be unable to respond effectively to increases in trading volume, potentially making prompt liquidation of holdings difficult or impossible at times. It will also likely be more costly and difficult for the underlier sponsor to enforce the laws or regulations of a foreign country or trading facility, and it is possible that the foreign country or trading facility may not have laws or regulations which adequately protect the rights and interests of investors in the stocks included in the underlier.

Certain Features of Exchange-Traded Funds Will Impact the Value of the Underlier and the Value of the Notes

Management risk. This is the risk that the respective investment strategies for the underlier, the implementation of which is subject to a number of constraints, may not produce the intended results. An investment in the underlier involves risks similar to those of investing in any fund of equity securities traded on an exchange, such as market fluctuations caused by such factors as economic and political developments, changes in interest rates and perceived trends in security prices. However, because the underlier is not “actively” managed, it generally does not take defensive positions in declining markets or would not sell an underlier stock because the underlier stock’s issuer was in financial trouble. Therefore, the performance of the underlier could be lower than other types of mutual funds that may actively shift their portfolio assets to take advantage of market opportunities or to lessen the impact of a market decline.

Derivatives risk. The underlier may invest in futures contracts, options on futures contracts, other types of options and swaps and other derivatives. A derivative is a financial contract, the value of which depends on, or is derived from, the value of an underlying asset. Compared to conventional securities, derivatives can be more sensitive to changes in interest rates or to sudden fluctuations in market prices, and thus the underlier’s losses, and, as a consequence, the losses of your notes, may be greater than if the underlier invested only in conventional securities.

Underlier May Underperform its Underlying Index—The performance of the underlier may not replicate the performance of, and may underperform, its underlying index. The underlier will reflect transaction costs and fees that will reduce its relative performances. Moreover, it is also possible that the underlier may not fully replicate or may, in certain circumstances, diverge significantly from the performance of its underlying index. Because the return on your notes is linked to the performance of the underlier and not the underlier stocks, the return on your notes may be less than that of an alternative investment linked directly to the underlier stocks of the underlier or the stocks comprising the underlying index. See below “The Underlier—Representative Sampling” and “The Underlier—Correlation” for additional information.

Liquidity Risk—Although the underlier is listed for trading on NYSE Arca, Inc. (the “NYSE Arca”) and a number of similar products have been traded on the NYSE Arca or other securities exchanges for varying period of time, there is no assurance that an active trading market will continue for the underlier or that there will be liquidity in the trading market.

The Policies of the Underlier’s Investment Advisor, BlackRock Fund Advisors, and MSCI, the Sponsor of the Underlying Index, Could Affect the Amount Payable on Your Notes and Their Market Value

The underlier’s investment advisor, BlackRock Fund Advisors (“BFA,” or the “underlier investment advisor”) may from time to time be called upon to make certain policy decisions or judgments with respect to the implementation of policies of the investment advisor concerning the calculation of the net asset value of the underlier, additions, deletions or substitutions of securities in the underlier and the manner in which changes affecting the underlying index are reflected in the underlier that could affect the market price of the shares of the underlier, and therefore, the amount payable on your notes on the maturity date. The amount payable on your notes and their market value could also be affected if the investment advisor changes these policies, for example, by changing the manner in which it calculates the net asset value of the underlier, or if the investment advisor discontinues or suspends calculation or publication of the net asset value of the underlier, in which case it may become difficult or inappropriate to determine the market value of your notes.

If events such as these occur, the calculation agent may determine the closing level of the underlier on the determination date—and thus the amount payable on the maturity date, if any—in a manner, in its sole discretion, it considers appropriate. We describe the discretion that the calculation agent will have in determining the closing level on the determination date and the amount payable on your notes more fully under “Reference Asset—Exchange-Traded Funds—Adjustments Relating to Securities with the Reference Asset Comprised of an Exchange-Traded Fund or Exchange-Traded Funds” on page S-96 of the accompanying prospectus supplement.

In addition, MSCI (the “underlying index sponsor”) owns the underlying index and is responsible for the design and maintenance of the underlying index. The policies of the underlying index sponsor concerning the calculation of the underlying index, including decisions regarding the addition, deletion or substitution of the equity securities included in the underlying index, could affect the level of the underlying index and, consequently, could affect the market prices of shares of the underlier and, therefore, the amount payable on your notes and their market value.

No Interest or Dividend Payments or Voting Rights

As a holder of the notes, you will not receive interest payments. As a result, even if the amount payable on the stated maturity date exceeds the principal amount of your notes, the overall return you earn on your notes may be less than you would have earned by investing in a non-index fund-linked debt security of comparable maturity that bears interest at a prevailing market rate. In addition, as a holder of the notes, you will not have voting rights or receive cash dividends or other distributions or other rights that holders of the underlier or the stocks comprising the underlier would have. Your notes will be paid in cash and you will have no right to receive delivery of any shares of the underlier or stocks comprising the underlier.

The Estimated Value of Your Notes Might be Lower if Such Estimated Value Were Based on the Levels at Which Our Debt Securities Trade in the Secondary Market

Each of the hypothetical estimated value of your notes provided in this pricing supplement and the estimated value of your notes on the trade date is based on a number of variables, including our internal funding rates. Our internal funding rates may vary from the levels at which our benchmark debt securities trade in the secondary market. As a result of this difference, the estimated values referenced above may be lower if such estimated values were based on the levels at which our benchmark debt securities trade in the secondary market.

The Estimated Value of Your Notes is Expected to be Lower than the Initial Issue Price of Your Notes

Each of the hypothetical estimated value of your notes provided in this pricing supplement and the estimated value of your notes on the trade date is expected to be lower, and may be significantly lower, than the initial issue price of your notes. The difference between the initial issue price of your notes and the estimated value of the notes is expected as a result of certain factors, such as any sales commissions expected to be paid to Barclays Capital Inc. or another affiliate of ours, any selling concessions, discounts, commissions or fees expected to be allowed or paid to non-affiliated intermediaries, the estimated profit that we or any of our affiliates expect to earn in connection with structuring the notes, the estimated cost which we may incur in hedging our obligations under the notes, and expected development and other costs which we may incur in connection with the notes.

The Estimated Value of Your Notes is Based on Our Internal Pricing Models, Which May Prove to be Inaccurate and May be Different from the Pricing Models of Other Financial Institutions

Each of the hypothetical estimated value of your notes provided in this pricing supplement and the estimated value of your notes on the trade date is based on our internal pricing models, which take into account a number of variables and are based on a number of subjective assumptions, which may or may not materialize. These variables and assumptions are not evaluated or verified on an independent basis. Further, our pricing models may be different from other financial institutions’ pricing models and the methodologies used by us to estimate the value of the notes may not be consistent with those of other financial institutions which may be purchasers or sellers of notes in the secondary market. As a result, the secondary market price of your notes may be materially different from the estimated value of the notes determined by reference to our internal pricing models.

The Estimated Value of Your Notes is Not a Prediction of the Prices at Which You May Sell Your Notes in the Secondary Market, if any, and Such Secondary Market Prices, if any, Will Likely be Lower Than the Initial Issue Price of Your Notes and May be Lower Than the Estimated Value of Your Notes

The estimated value of the notes will not be a prediction of the prices at which Barclays Capital Inc., other affiliates of ours or third parties may be willing to purchase the notes from you in secondary market transactions (if they are willing to purchase, which they are not obligated to do). The price at which you may be able to sell your notes in the secondary market at any time will be influenced by many factors that cannot be predicted, such as market conditions (described below under “Many Economic and Market Factors Will Impact the Value of Your Notes”), and any bid and ask spread for similar sized trades, and may be substantially less than our estimated value of the notes. Further, as secondary market prices of your notes take into account the levels at which our debt securities trade in the secondary market, and do not take into account our various costs related to the notes such as fees, commissions, discounts, and the costs of hedging our obligations under the notes, secondary market prices of your notes will likely be lower than the initial issue price of your notes. As a result, the price at which Barclays Capital Inc., other affiliates of ours or third parties may be willing to purchase the notes from you in secondary market transactions, if any, will likely be lower than the price you paid for your notes, and any sale prior to the maturity date could result in a substantial loss to you.

The Temporary Price at Which We May Initially Buy the Notes in the Secondary Market and the Value We May Initially Use for Customer Account Statements, if We Provide any Customer Account Statements at all, May Not be Indicative of Future Prices of Your Notes

Assuming that all relevant factors remain constant after the trade date, the price at which Barclays Capital Inc. may initially buy or sell the notes in the secondary market (if Barclays Capital Inc. makes a market in the notes, which it is not obligated to do) and the value that we may initially use for customer account statements, if we provide any customer account statements at all, may exceed our estimated value of the notes on the trade date, as well as the secondary market value of the notes, for a temporary period after the initial issue date of the notes. The price at which Barclays Capital Inc. may initially buy or sell the notes in the secondary market and the value that we may initially use for customer account statements may not be indicative of future prices of your notes.

We and Our Affiliates May Engage in Various Activities or Make Determinations That Could Materially Affect Your Notes in Various Ways and Create Conflicts of Interest

We and our affiliates establish the offering price of the notes for initial sale to the public, and the offering price is not based upon any independent verification or valuation. Additionally, the role played by Barclays Capital Inc., as a dealer in the notes, could present it with significant conflicts of interest with the role of Barclays Bank PLC, as issuer of the notes. For example, Barclays Capital Inc. or its representatives may derive compensation or financial benefit from the distribution of the notes and such compensation or financial benefit may serve as an incentive to sell these notes instead of other investments. We may pay dealer compensation to any of our affiliates acting as agents or dealers in connection with the distribution of the notes. Furthermore, we and our affiliates make markets in and trade various financial instruments or products for their own accounts and for the account of their clients and otherwise provide investment banking and other financial services with respect to these financial instruments and products. These financial instruments and products may include securities, instruments or assets that may serve as the underliers, basket underliers or constituents of the underliers of the notes. In addition, we and our affiliates may enter into certain transactions in order to hedge our obligations under the notes. Such market making, trading activities, hedging activities, other investment banking and financial services may negatively impact the value of the notes. Furthermore, in any such market making, trading activities, hedging activities and other services, we or our affiliates may take positions or take actions that are inconsistent with, or adverse to, the investment objectives of the holders of the notes. In addition to these activities, we also act as the calculation agent of the notes. We and our affiliates have no obligation to take the needs of any buyer, seller or holder of the notes into account in conducting these activities.

Many Economic and Market Factors Will Impact the Value of Your Notes

In addition to the level of the underlier, the value of the notes will be affected by a number of economic and market factors that may either offset or magnify each other, including: the expected volatility of the underlier; the time to maturity of the notes; the dividend rate on the underlier stocks; exchange rates; interest and yield rates in the market generally; a variety of economic, financial, political, regulatory or judicial events; and our creditworthiness, including actual or anticipated downgrades in our credit ratings.

The Tax Treatment of the Notes is Uncertain

The U.S. federal income tax treatment of the notes is uncertain and the Internal Revenue Service could assert that the notes should be taxed in a manner that is different than described above. As discussed further in the accompanying prospectus supplement, the Internal Revenue Service issued a notice in 2007 indicating that it and the Treasury Department are actively considering whether, among other issues, you should be required to accrue interest over the term of an instrument such as the notes and whether all or part of the gain you may recognize upon the sale or maturity of an instrument such as the notes should be treated as ordinary income. Similarly, the Internal Revenue Service and the Treasury Department have current projects open with regard to the tax treatment of pre-paid forward contracts and contingent notional principal contracts. While it is impossible to anticipate how any ultimate guidance would affect the tax treatment of instruments such as the notes (and while any such guidance may be issued on a prospective basis only), such guidance could be applied retroactively and could in any case increase the likelihood that you will be required to accrue income over the term of an instrument such as the notes even though you will not receive any payments with respect to the notes until maturity. The outcome of this process is uncertain. You should consult your tax advisor as to the possible alternative treatments in respect of the notes.

THE UNDERLIER

We have derived all information contained in this pricing supplement regarding the iShares® MSCI Emerging Markets Index Fund, including, without limitation, its make-up, method of calculation and changes in its components, from the iShares® MSCI Emerging Markets Index Fund’s prospectus dated January 1, 2013, as revised July 1, 2013, and other publicly available information. Such information reflects the policies of, and is subject to change by, iShares®, Inc., BlackRock Institutional Trust Company, N.A. (“BTC”) and BlackRock Fund Advisors (“BFA”). The iShares® MSCI Emerging Markets Index Fund is an investment portfolio maintained and managed by iShares®, Inc. BFA is currently the investment adviser to the iShares® MSCI Emerging Markets Index Fund. The iShares® MSCI Emerging Markets Index Fund is an exchange-traded fund that trades on the NYSE Arca, Inc. under the ticker symbol “EEM.”

iShares®, Inc. is a registered investment company that consists of numerous separate investment portfolios, including the iShares® MSCI Emerging Markets Index Fund. Information provided to or filed with the SEC by iShares®, Inc. pursuant to the Securities Act of 1933, as amended, and the Investment Company Act of 1940, as amended, can be located by reference to SEC file numbers 033-97598 and 811-09102, respectively, through the SEC’s website at http://www.sec.gov. For additional information regarding iShares®, Inc., BFA and the iShares® MSCI Emerging Markets Index Fund, please see iShares® MSCI Emerging Markets Index Fund’s prospectus. In addition, information about iShares® and the iShares® MSCI Emerging Markets Index Fund may be obtained from other sources including, but not limited to, press releases, newspaper articles and other publicly disseminated documents and the iShares® website at www.ishares.com. We have not undertaken any independent review or due diligence of the SEC filings related to the iShares® MSCI Emerging Markets Index Fund, any information contained on the iShares® website, or of any other publicly available information about the iShares® MSCI Emerging Markets Index Fund. Information contained on the iShares® website is not incorporated by reference in, and should not be considered a part of, this pricing supplement.

Investment Objective and Strategy

The iShares® MSCI Emerging Markets Index Fund seeks to provide investment results that correspond generally to the price and yield performance, before fees and expenses, of publicly traded securities in emerging markets, as measured by the MSCI Emerging Markets Index. The iShares® MSCI Emerging Markets Index Fund holds equity securities traded primarily in the global emerging markets. The MSCI Emerging Markets Index was developed by MSCI as an equity benchmark for international stock performance, and is designed to measure equity market performance in the global emerging markets. For more information about the MSCI Indices, generally, and the MSCI Emerging Markets Index, specifically, please see “Equity Index Descriptions—MSCI Indices” in the accompanying index supplement.

As of March 31, 2013, the iShares® MSCI Emerging Markets Index Fund holdings by country consisted of the following 25 countries: Brazil, Chile, China, Colombia, Czech Republic, Egypt, Hong Kong, Hungary, India, Indonesia, Luxembourg, Malaysia, Mexico, Morocco, Netherlands, Peru, Philippines, Poland, Russian Federation, South Africa, South Korea, Taiwan, Thailand, Turkey and the United States. In addition, as of June 27, 2013, the iShares® MSCI Emerging Markets Index Fund three largest holdings by country were China, South Korea and Taiwan.

BFA uses a representative sampling indexing strategy (as described below under “Representative Sampling”) to try to track the MSCI Emerging Markets Index. The iShares® MSCI Emerging Markets Index Fund generally invests at least 90% of its assets in securities of the MSCI Emerging Markets Index and depository receipts representing securities in the MSCI Emerging Markets Index. In addition, the iShares® MSCI Emerging Markets Index Fund may invest the remainder of its assets in other securities, including securities not in the MSCI Emerging Markets Index, but which BFA believes will help the iShares® MSCI Emerging Markets Index Fund track the MSCI Emerging Markets Index, such as futures contracts, options on futures contracts, other types of options and swaps related to the MSCI Emerging Markets Index, as well as cash and cash equivalents, including shares of money market funds advised by BFA or its affiliates.

Representative Sampling

BFA pursues a “representative sampling” indexing strategy in attempting to track the performance of the MSCI Emerging Markets Index, and may not hold all of the equity securities included in the MSCI Emerging Markets Index. The iShares® MSCI Emerging Markets Index Fund invests in a representative sample of securities that collectively has an investment profile similar to the MSCI Emerging Markets Index. Securities selected are expected to have, in the aggregate, investment characteristics (based on factors such as market capitalization and industry weightings), fundamental characteristics (such as return variability and yield) and liquidity measures similar to those of the MSCI Emerging Markets Index.

Correlation

The MSCI Emerging Markets Index is a theoretical financial calculation, while the iShares® MSCI Emerging Markets Index Fund is an actual investment portfolio. The performance of the iShares® MSCI Emerging Markets Index Fund and the MSCI Emerging Markets Index will vary due to transaction costs, foreign currency valuation, asset valuations, corporate actions (such as mergers and spin-offs), timing variances, and differences between the iShares® MSCI Emerging Markets Index Fund’s portfolio and the MSCI Emerging Markets Index resulting from legal restrictions (such as diversification requirements) that apply to the iShares® MSCI Emerging Markets Index Fund but not to the MSCI Emerging Markets Index or the use of representative sampling. A figure of 100% would indicate perfect correlation. “Tracking error” is the divergence between the performance (return) of the iShares® MSCI Emerging Markets Index Fund’s portfolio and the MSCI Emerging Markets Index. BFA expects that, over time, the iShares® MSCI Emerging Markets Index Fund’s tracking error will not exceed 5%. The iShares® MSCI Emerging Markets Index Fund, using a representative sampling indexing strategy, can be expected to have a greater tracking error than if it used a replication indexing strategy. “Replication” is an indexing strategy in which a fund invests in substantially all of the securities in its underlying index in approximately the same proportions as in the underlying index.

Industry Concentration Policy

The iShares® MSCI Emerging Markets Index Fund will concentrate its investments (i.e., hold 25% or more of its total assets) in a particular industry or group of industries to approximately the same extent that the MSCI Emerging Markets Index is concentrated. For purposes of this limitation, securities of the U.S. government (including its agencies and instrumentalities) and repurchase agreements collateralized by U.S. government securities are not considered to be issued by members of any industry.

Creation Units

The iShares® MSCI Emerging Markets Index Fund issues and redeems shares at its net asset value per share only in blocks of 450,000 shares or multiples thereof (“Creation Units”). As a practical matter, only institutions, market makers or large investors purchase or redeem Creation Units. These transactions are usually effected in exchange for a basket of securities that generally corresponds pro rata to the iShares® MSCI Emerging Markets Index Fund’s portfolio and an amount of cash. Except when aggregated in Creation Units, shares of the iShares® MSCI Emerging Markets Index Fund are not redeemable securities. Redemptions of Creation Units may cause temporary dislocations in tracking errors.

Share Prices

The approximate value of one share of the iShares® MSCI Emerging Markets Index Fund is disseminated every fifteen seconds throughout the trading day by the national securities exchange on which the iShares® MSCI Emerging Markets Index Fund is listed or by other information providers or market data vendors. This approximate value should not be viewed as a “real-time” update of the net asset value, because the approximate value may not be calculated in the same manner as the net asset value, which is computed once a day. The approximate value generally is determined by using current market quotations and/or price quotations obtained from broker-dealers that may trade in the portfolio securities held by the iShares® MSCI Emerging Markets Index Fund. The iShares® MSCI Emerging Markets Index Fund is not involved in, or responsible for, the calculation or dissemination of the approximate value and makes no representation or warranty as to its accuracy.

Disclaimer

iShares® and BlackRock® are registered trademarks of BlackRock Inc. and its affiliates (“BlackRock”). BlackRock has licensed certain trademarks and trade names of BlackRock to Barclays Bank PLC. The notes are not sponsored, endorsed, sold or promoted by BlackRock. BlackRock makes no representations or warranties to the owners of the notes or any member of the public regarding the advisability of investing in the notes. BlackRock has no obligation or liability in connection with the operation, marketing, trading or sale of the notes.

Historical High, Low and Closing Levels of the Underlier

The closing level of the underlier has fluctuated in the past and may, in the future, experience significant fluctuations. Any historical upward or downward trend in the closing level of the underlier during any period shown below is not an indication that the underlier is more or less likely to increase or decrease at any time during the life of your notes.

You should not take the historical levels of the underlier as an indication of the future performance of the underlier. We cannot give you any assurance that the future performance of the underlier or the underlier stocks will result in your receiving an amount greater than the outstanding face amount of your notes on the stated maturity date.

Neither we nor any of our affiliates make any representation to you as to the performance of the underlier. The actual performance of the underlier over the life of the offered notes, as well as the amount payable at maturity, may bear little relation to the historical levels shown below.

The table below shows the high, low and final closing levels of the underlier for each of the four calendar quarters in 2008, 2009, 2010, 2011 and 2012 and the first three calendar quarters of 2013 (through July 1, 2013). We obtained the closing levels listed in the table below from Bloomberg, L.P. We have not independently verified the accuracy or completeness of the information obtained from Bloomberg, L.P.

Quarterly High, Low and Closing Levels of the Underlier

	High (USD)	Low (USD)	Close (USD)
2008
Quarter ended March 31	50.37	42.17	44.79
Quarter ended June 30	51.71	44.44	45.19
Quarter ended September 30	45.20	31.34	34.53
Quarter ended December 31	34.54	18.22	24.97
2009
Quarter ended March 31	27.09	19.94	24.81
Quarter ended June 30	34.64	24.81	32.23
Quarter ended September 30	39.29	30.75	38.91
Quarter ended December 31	42.07	37.56	41.50
2010
Quarter ended March 31	43.20	36.81	42.10
Quarter ended June 30	43.96	36.14	37.30
Quarter ended September 30	44.75	37.57	44.75
Quarter ended December 31	48.55	44.75	47.62
2011
Quarter ended March 31	48.69	44.63	48.69
Quarter ended June 30	50.21	45.50	47.60
Quarter ended September 30	48.46	34.95	35.07
Quarter ended December 31	42.80	34.36	37.94
2012
Quarter ended March 31	44.76	38.23	42.94
Quarter ended June 30	43.54	36.68	39.19
Quarter ended September 30	42.37	37.42	41.32
Quarter ended December 31	44.35	40.14	44.35
2013
Quarter ended March 31	45.20	41.80	42.78
Quarter ended June 30	44.23	36.63	38.57
Quarter ending September 30 (through July 1, 2013)	38.63	38.63	38.63

The following graph sets forth the historical performance of the underlier based on the daily closing levels from January 1, 2008 through July 1, 2013. The closing level of the underlier on July 1, 2013 was $38.63.